UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

Avon Products, Inc.
(Exact name of registrant as specified in its charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York 10105-0196
(Address of principal executive offices) (Zip Code)

(212) 282-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05 Costs Associated with Exit or Disposal Activities

On November 15, 2005, Avon Products, Inc. (the “Company”) issued a press release announcing its multi-year restructuring initiatives, which are expected to include: (i) enhancement of organizational effectiveness, including efforts to flatten the organization and bring senior management closer to consumers through a substantial organization downsizing; (ii) implementation of a global manufacturing strategy through facilities realignment; (iii) additional supply chain efficiencies in the areas of procurement and distribution; and (iv) streamlining of transactional and other services through outsourcing and moves to low-cost countries. The Company expects to incur costs to implement these initiatives over the next several years, with a significant portion of the total costs to be incurred during 2006. Costs are expected to total $300 to $500 million before taxes, and the Company projects that initial pre-tax costs of $20 to $40 million could be incurred in the fourth quarter 2 005.

The Company’s analysis is preliminary and therefore is subject to change. The Company plans to announce further details as initiatives are finalized. At this time, the Company is not able in good faith to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor the charges and future cash expenditures associated therewith. The Company will file an amendment to this report after it makes a determination of such amounts.

Regulation 7.01 Regulation FD Disclosure

The press release referred to in Item 2.05 above, and the materials presented at the meeting with investors on November 15, 2005, are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 Press Release of Avon Products, Inc., dated November 15, 2005

Exhibit 99.2 Materials presented at meeting, dated November 15, 2005

(Page 2 of 3 Pages)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Gilbert L. Klemann, II

Gilbert L. Klemann, II
Senior Vice President and General Counsel

Date: November 15, 2005

(Page 3 of 3 Pages)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Avon Products, Inc., dated November 15, 2005

99.2	Materials presented at meeting, dated November 15, 2005